Exhibit 3.1

SECOND AMENDED AND RESTATED BYLAWS

OF

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.

(a Delaware corporation)

Article I: Offices

1.1     Registered Office. The registered office of the Corporation in the State of Delaware shall be in the City of Willmington, County of New Castle.

1.2     Other Offices. The Corporation may also have offices in such other places, either within or without the State of Delaware, as the Board of Directors from time to time may designate or the business of the Corporation may from time to time require.

Article II: Stockholders

2.1.     Place of Meetings. Meetings of the stockholders shall be held at such place, if any, either within or without the State of Delaware, as the Board of Directors shall determine. The Board of Directors may, at its discretion, determine that a meeting shall not be held at any place, but shall instead be held solely by means of remote communication in the manner authorized by the General Corporation Law of the State of Delaware (“DGCL”).

2.2.     Annual Meeting. The annual meeting of the stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held at the place, if any, on the date, and at the time as determined from time to time by the Board of Directors.

2.3.     Advance Notice of Nominations and Proposals of Business.

(a)     Nominations of persons for election to the Board of Directors and the proposal of business to be transacted by the stockholders may be made at an annual meeting of stockholders (i) pursuant to the Corporation’s proxy materials with respect to such meeting, (ii) by or at the direction of the Board of Directors, (iii) by any stockholder who was a stockholder of record of the Corporation (the “Record Stockholder”) (and, with respect to any beneficial owner, if different, on whose behalf such nomination or proposal is proposed to be made, only if such beneficial owner was the beneficial owner of shares of the Corporation) at the time of the giving of the notice required in the following Section 2.3(b) and at the time of the annual meeting, who is entitled to vote at the meeting and who has complied with the notice procedures set forth in this Section 2.3 or (iv) by any stockholder of the Corporation who satisfies the requirements of, and complies with the procedures set forth in Section 2.13. For the avoidance of doubt, the foregoing clauses (iii) and (iv) shall be the exclusive means for a stockholder to make nominations or propose business (other than business included in the Corporation’s proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (such act, and the rules and regulations promulgated thereunder, the “Exchange Act”)) at an annual meeting of stockholders.

(b)     For nominations or business to be properly brought before an annual meeting by a Record Stockholder pursuant to clause (iii) of Section 2.3(a), (i) the Record Stockholder must have given timely notice thereof in writing to the Secretary of the Corporation, and (ii) any such business must be a proper matter for stockholder action under applicable law. To be timely, a Record Stockholder’s notice shall be received by the Secretary at the principal executive offices of the Corporation not less than 45 or more than 75 days prior to the one-year anniversary of the date on which the Corporation first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting of stockholders; provided, however, that, subject to the last sentence of this paragraph (b), if the meeting is convened more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, notice by the Record Stockholder to be timely must be so received not later than the close of business on the later of (i) the 90th day before such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made. Notwithstanding anything in the preceding sentence to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there has been no public announcement naming all of the nominees for director or indicating the increase in the size of the Board of Directors made by the Corporation at least 10 days before the last day a Record Stockholder may deliver a notice of nomination in accordance with the preceding sentence, a Record Stockholder’s notice required by this Section 2.3 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation. In no event shall an adjournment or postponement of an annual meeting for which notice has been given, commence a new time period for the giving of a Record Stockholder’s notice.

(c)     To be in proper form for purposes of this Section 2.3, any such Record Stockholder’s notice shall set forth:

(i)     if such notice pertains to the nomination of directors for election, as to each person (a “nominee”) whom the Record Stockholder proposes to nominate for election or as a director: (A) the name, age, business address and residence address of the nominee, (B) the principal occupation or employment of the nominee, (C) the class and number of shares of the Corporation that are held of record or are beneficially owned by the nominee, and any derivatives positions held or beneficially held by the nominee and that relate to the Corporation, (D) a description of any agreement, arrangement or understanding (including, without limitation and regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) (collectively, “Derivatives Arrangements and Instruments”) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to (1) give such nominee economic risk similar to ownership of shares of any class or series of the Corporation or (2) create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, any such nominee with respect to the Corporation’s securities, (E) any proxy, contract, arrangement, understanding, or relationship pursuant to which such nominee has a right to vote, directly or indirectly, any shares of any security of the Corporation, (F) any rights to dividends on the shares of the Corporation owned beneficially directly or indirectly by such nominee that are separated or separable from the underlying shares of the Corporation, (G) any performance-related fees (other than an asset-based fee) that such nominee is directly or indirectly entitled to based on any increase or decrease in the value of shares of the Corporation or any Derivative Arrangements and Instruments, if any, as of the date of such notice, (H) a description of all arrangements or understandings between the Record Stockholder, such nominee and/or any Stockholder Associated Person (as defined below) pursuant to which the nominations are to be made by the Record Stockholder and (I) any other information relating to the nominee that would be required to be disclosed about such nominee if proxies were being solicited for the election or re-election of the nominee as a director, or that is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including, without limitation, the nominee’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected or re-elected, as the case may be);

(ii)     as to any business that the Record Stockholder proposes to bring before the meeting, a reasonably brief description of (A) such business (including the text of the proposal or business, including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend these Bylaws, the text of the proposed amendment), (B) the reasons for conducting such business at the meeting and (C) any material interest in such business of such Record Stockholder and any Stockholder Associated Person; and

(iii)     as to (A) the Record Stockholder giving the notice and (B) each Stockholder Associated Person, if any (each, a “party”):

(1)     the name and address of each such party (including as they appear on the Corporation’s books);

(2)     (A) the class, series, and number of shares of the Corporation that are owned, directly or indirectly, beneficially and of record by each such party, and any derivatives positions held or beneficially by each such party and that relates to the Corporation, (B) a description of any Derivative Arrangements and Instruments that have been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to (1) give each such party economic risk similar to ownership of shares of any class or series of the Corporation or (2) create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, each such party with respect to the Corporation's securities, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which either party has a right to vote, directly or indirectly, any shares of any security of the Corporation, (D) any rights to dividends on the shares of the Corporation owned beneficially directly or indirectly by each such party that are separated or separable from the underlying shares of the Corporation, (E) any performance-related fees (other than an asset-based fee) that each such party is directly or indirectly entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Arrangements and Instruments, if any, as of the date of such notice and (F) a statement whether either party will deliver a proxy statement and form of proxy to holders of at least the percentage of the votes entitled to be cast on the proposal or nomination required under applicable law to carry the proposal or to elect the director; provided, however, that this Section 2.3(c)(iii)(2) shall not require disclosure in the applicable notice of the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is the Record Stockholder providing such notice solely as a result of being the stockholder directed to prepare and submit the notice required pursuant to these Bylaws on behalf of a beneficial owner; and

(3)     any other information relating to each such party that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act.

(d)     A Record Stockholder providing notice of business proposed to be brought before an annual meeting, or of any nomination to be made as set forth in this Section 2.3 shall further update and supplement such applicable notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.3 shall be true and correct as of the record date for the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Corporation’s secretary at the principal executive offices of the Corporation no later than five business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date), and not later than eight business days prior to the date of the meeting, if practicable (or, if not practicable, on the first practicable date prior to), or any adjournment or postponement thereof (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof).

(e)     A person shall not be eligible for election or re-election as a director at an annual meeting unless (i) the person is nominated by a Record Stockholder in accordance with clause (iii) of Section 2.3(a), (ii) the person is nominated by or at the direction of the Board of Directors, or (iii) the person is nominated by any stockholder of the Corporation who satisfies the requirements of, and complies with the procedures set forth in Section 2.13. Only such business shall be conducted at an annual meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.3 and Section 2.13. The chair of the meeting shall have the power and the duty to determine whether a nomination or any business proposed to be brought before the meeting has been made in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defectively proposed business or nomination shall not be presented for stockholder action at the meeting and shall be disregarded. Notwithstanding the foregoing provisions of this Section 2.3 and unless otherwise required by law, if the Record Stockholder (or a qualified representative of the Record Stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.3, to be considered a qualified representative of the Record Stockholder, a person must be a duly authorized officer, manager or partner of such Record Stockholder or must be authorized by a written record executed by such Record Stockholder or an electronically transmitted record executed by such Record Stockholder to act for such stockholder as proxy at the annual or special meeting and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the annual or special meeting.

(f)     Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting by or at the direction of the Board of Directors. Stockholders shall not be permitted to propose business to be brought before a special meeting of the stockholders. The notice of such special meeting shall include the purpose for which the meeting is called. If the Board of Directors has determined that a purpose of a special meeting of stockholders is the election of one or more directors, nominations of persons for election to the Board of Directors may be made at such special meeting of stockholders (i) by or at the direction of the Board of Directors or (ii) by any stockholder who was a stockholder of record of the Corporation (and, with respect to any beneficial owner, if different, on whose behalf such nomination is proposed to be made, only if such beneficial owner was the beneficial owner of shares of the Corporation) at the time of giving of notice provided for in this paragraph and at the time of the special meeting, who shall be entitled to vote at the meeting and who delivers a written notice to the Secretary setting forth the information set forth in Section 2.3(c)(i) and (iii) of this Article II. Nominations by stockholders of persons for election to the Board of Directors may be made at such a special meeting of stockholders only if such stockholder of record's notice required by the preceding sentence shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall an adjournment, or postponement of a special meeting for which notice has been given, commence a new time period for the giving of a stockholder of record’s notice. A person shall not be eligible for election or re-election as a director at a special meeting unless the person is nominated (i) by or at the direction of the Board of Directors or (ii) by a stockholder of record in accordance with the notice procedures set forth in this Section 2.3(f).

(g)     For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed with or furnished to the Securities and Exchange Commission by the Corporation pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(h)     For purposes of these Bylaws, “Stockholder Associated Person” of any stockholder shall mean (i) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (ii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder and on whose behalf the proposal or nomination, as the case may be, is being made, or (iii) any person controlling, controlled by or under common control with such person referred to in the preceding clauses (i) and (ii).

(i)     Notwithstanding the foregoing provisions of this Section 2.3, a stockholder shall also comply with all applicable requirements of state law and of the Exchange Act and the rules and regulations thereunder with respect to matters set forth in this Section 2.3. Nothing in this Section 2.3 shall be deemed to affect any rights of (i) stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act, (ii) the Corporation to omit a proposal from the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act, or (iii)  the holders of any series of preferred stock, if any, to the extent provided for under law, the Certificate of Incorporation or these Bylaws.

2.4.     Special Meetings; Notice. Except as otherwise required by law or provided by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any series of preferred stock, special meetings of stockholders of the Corporation may be called only (a) pursuant to a resolution approved by a majority of the a majority of the Board of Directors, (b) by the chair of the Board of Directors or (c) by a holder(s) of at least 25% of all the shares entitled to vote at the meeting, provided that such holder(s) has continuously held at least 25% of all the shares entitled to vote at the meeting for a period of two years prior to such special meeting of stockholders of the Corporation. Notice of every special meeting shall state the purpose of the meeting and the business conducted at a special meeting of stockholders shall be limited to the business set forth in the notice of meeting. The Board of Directors may postpone or reschedule any previously called special meeting.

2.5.     Notice of Meetings.

(a)     Notice of the place, if any, date and time of all meetings of the stockholders, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed present in person and vote at such meeting, and, in the case of all special meetings of stockholders, the purpose of the meeting, shall be given, not less than 10 nor more than 60 days before the date on which the meeting is to be held, to each stockholder entitled to vote at the meeting, except as otherwise required by law (references in these Bylaws to requirements of “law” shall mean, as required from time to time by the DGCL, the Corporation’s Certificate of Incorporation or these Bylaws).

(b)     When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place, if any, thereof and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person of such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than 30 days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, notice of the place, if any, date and time of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, shall be given in conformity herewith. At any adjourned meeting, any business may be transacted that might have been transacted at the original meeting.

2.6.     Quorum.

(a)     At any meeting of the stockholders, the holders of shares of stock of the Corporation entitled to cast a majority of the total votes entitled to be cast by the holders of all outstanding capital stock of the Corporation, present in person or by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number is required by law. Where a separate vote by one or more classes or series is required, the holders of shares entitled to cast a majority of the total votes entitled to be cast by the holders of the shares of the class or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum.

(b)     If a quorum shall fail to attend any meeting, the chair of the meeting may adjourn the meeting to another place, if any, date and time.

2.7.     Organization. The chair of the Board of Directors or, in his or her absence, the person whom the Board of Directors designates or, in the absence of that person or the failure of the Board of Directors to designate a person, the chief executive officer of the Corporation or, in his or her absence, the person chosen by the holders of a majority of the shares entitled to vote who are present, in person or by proxy, shall call to order any meeting of the stockholders and act as chair of the meeting. The secretary of the Corporation shall act as the secretary of the meeting, or, in his or her absence, the chair shall appoint the secretary of the meeting.

2.8.     Conduct of Business. The Board of Directors may adopt by resolution such rules and regulations for the conduct of any meeting of the stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chair of any meeting of the stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chair, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chair, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (c) rules and procedures for maintaining order at the meeting and the safety of those present; (d) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation; (e) restrictions on entry to the meeting after the fixed time for the commencement thereof; and (f) limitations on the time allotted to questions or comments by the participants.

2.9.     Proxies; Inspectors.

(a)     At any meeting of the stockholders, every stockholder entitled to vote may vote in person or by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted upon after three years from its date, unless such proxy provides for a longer period. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this Section 2.9 may be substituted or used in lieu of the original writing or transmission that could be used, provided that the copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(b)     The Board of Directors, the chair, or the president shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the chair of the meeting may, and to the extent required by law, shall, appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of inspectors.

2.10.     Voting. All elections of directors shall be determined by a plurality of the votes cast, and except as otherwise required by law, all other matters shall be determined by the affirmative vote of a majority of the votes cast on a matter at a meeting at which a quorum is present. Broker non-votes and abstentions shall be considered for purposes of establishing a quorum but not considered as votes cast for or against a proposal or director nominee.

2.11.      Stock List.

(a)     A complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in such stockholder's name, shall be open to the examination of any such stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the meeting as required by law. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list.

(b)     The stock list shall also be open to the examination of any such stockholder during the whole time of the meeting as provided by law. The Corporation may look to this list as the sole evidence of the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

2.12.     Action by Written Consent. No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of the stockholders called in accordance with these Bylaws and no action shall be taken by written consent.

2.13     Proxy Access.

(a)     Subject to the provisions of this Section 2.13, if expressly requested in the relevant Nomination Notice (as defined below), the Corporation shall include in its proxy statement for any annual meeting of stockholders:

(i)     the names of any person or persons nominated for election to the Board of Directors (each, an “Access Nominee”), which shall also be included on the Corporation’s form of proxy and ballot, by any Eligible Stockholder (as defined below) or group of no more than 20 Eligible Stockholders that has (individually and collectively, in the case of a group) satisfied, as determined by the Board of Directors, all applicable conditions and complied with all applicable procedures set forth in this Section 2.13 (such Eligible Stockholder or group of Eligible Stockholders being a “Nominating Stockholder”);

(ii)     disclosure about each Access Nominee and the Nominating Stockholder required under the rules of the SEC or other applicable law to be included in the proxy statement;

(iii)     any statement included by the Nominating Stockholder in the Nomination Notice for inclusion in the proxy statement in support of each Access Nominee’s election to the Board of Directors (subject, without limitation, to Section 2.13(e)(ii)), if such statement does not exceed 500 words and fully complies with Section 14 of the Exchange Act and the rules and regulations thereunder, including Rule 14a-9 (or any successor rule) (the “Supporting Statement”); and

(iv)     any other information that the Board of Directors determines, in their discretion, to include in the proxy statement relating to the nomination of each Access Nominee, including, without limitation, any statement in opposition to the nomination, any information provided pursuant to this Section 2.13 and any solicitation materials or related information with respect to an Access Nominee.

For purposes of this Section 2.13, any determination to be made by the Board of Directors may be made by the Board of Directors, a committee of the Board of Directors or any officer of the Corporation designated by the Board of Directors or a committee of the Board of Directors, and any such determination shall be final and binding on the Corporation, any Eligible Stockholder, any Nominating Stockholder, any Access Nominee and any other person (without any further recourse). The presiding officer of any annual meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to determine whether an Access Nominee has been nominated in accordance with the requirements of this Section 2.13 and, if not so nominated, shall direct and declare at the meeting that such Access Nominee shall not be considered.

(b)

(i)     The Corporation shall not be required to include in the proxy statement for an annual meeting of stockholders more Access Nominees than that number of directors constituting the greater of (A) one and (B) 25% of the total number of directors of the Corporation on the last day on which a Nomination Notice may be submitted pursuant to this Section 2.13 (rounded down to the nearest whole number) (the “Maximum Number”).

(ii)     The Maximum Number for a particular annual meeting shall be reduced by (A) Access Nominees whom the Board of Directors itself decides to nominate for election at such annual meeting; (B) Access Nominees who cease to satisfy, or Access Nominees of Nominating Stockholders that cease to satisfy, the eligibility requirements in this Section 2.13, as determined by the Board of Directors; (C) Access Nominees whose nomination is withdrawn by the Nominating Stockholder or who become unwilling or unable to serve on the Board of Directors; and (D) the number of incumbent directors who had been Access Nominees with respect to any of the preceding two annual meetings of stockholders and whose reelection at the upcoming annual meeting is being recommended by the Board of Directors.

(iii)     In the event that one or more vacancies for any reason occurs on the Board of Directors after the deadline for submitting a Nomination Notice as set forth in Section 2.13(d) but before the date of the annual meeting, and the Board of Directors resolves to reduce the size of the board, the Maximum Number shall be calculated based on the number of directors in office as so reduced.

(iv)     If the number of Access Nominees pursuant to this Section 2.13 for any annual meeting of stockholders exceeds the Maximum Number because there is more than one Nominating Stockholder, then, promptly upon notice from the Corporation, each Nominating Stockholder will select one Access Nominee for inclusion in the proxy statement until the Maximum Number is reached, going in order of the amount (largest to smallest) of the ownership position as disclosed in each Nominating Stockholder’s Nomination Notice (as amended, as applicable), with the process repeated if the Maximum Number is not reached after each Nominating Stockholder has selected one Access Nominee. If, after the deadline for submitting a Nomination Notice as set forth in Section 2.13(d), a Nominating Stockholder or an Access Nominee ceases to satisfy the eligibility requirements in this Section 2.13, as determined by the Board of Directors, a Nominating Stockholder withdraws its nomination or an Access Nominee becomes unwilling or unable to serve on the Board of Directors, whether before or after the mailing or other distribution of the any proxy statement, then the nomination shall be disregarded, and the Corporation (A) shall not be required to include in its proxy statement or on any ballot or form of proxy the disregarded Access Nominee or any successor or replacement nominee proposed by the Nominating Stockholder or by any other Nominating Stockholder and (B) may otherwise communicate to its stockholders, including without limitation by amending or supplementing its proxy statement or ballot or form of proxy, that an Access Nominee will not be included as a nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting.

(c)

(i)     An “Eligible Stockholder” is a person who has either (A) been a record holder of the shares of common stock used to satisfy the eligibility requirements in this Section 2.13(c) continuously for the three-year period specified in subsection (ii) below or (B) provides to the Secretary of the Corporation, within the time period referred to in Section 2.13(d), evidence of continuous ownership of such shares for such three-year period from one or more securities intermediaries in a form that the Board of Directors determines would be deemed acceptable for purposes of a stockholder proposal under Rule 14a-8(b)(2) under the Exchange Act (or any successor rule).

(ii)     An Eligible Stockholder or group of up to 20 Eligible Stockholders may submit a nomination in accordance with this Section 2.13 only if the person or group (in the aggregate) has continuously owned at least the Minimum Number (as defined below) of the Corporation’s shares of common stock throughout the three-year period preceding and including the date of submission of the Nomination Notice, and continues to own at least the Minimum Number through the date of the annual meeting. Two or more funds that are (A) under common management and investment control, (B) under common management and funded primarily by a single employer, or (C) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall be treated as one Eligible Stockholder if such Eligible Stockholder provides together with the Nomination Notice documentation reasonably satisfactory to the Board of Directors that demonstrates that the funds meet the criteria set forth in (A), (B) or (C) of this Section 2.13(c)(ii). In the event of a nomination by a group of Eligible Stockholders, any and all requirements and obligations for an individual Eligible Stockholder that are set forth in this Section 2.13, including the minimum holding period, shall apply to each member of such group; provided, however, that the Minimum Number shall apply to the ownership of the group in the aggregate. Should any member of a group of Eligible Stockholders cease to satisfy the eligibility requirements in this Section 2.13, as determined by the Board of Directors, or withdraw from a group of Eligible Stockholders at any time prior to the annual meeting of stockholders, the group of Eligible Stockholders shall only be deemed to own the shares held by the remaining members of the group.

(iii)     The “Minimum Number” of the Corporation’s shares of common stock means 3% of the number of outstanding shares of common stock as of the most recent date for which such amount is given in any filing by the Corporation with the SEC prior to the submission of the Nomination Notice.

(iv)     For purposes of this Section 2.13, an Eligible Stockholder “owns” (as defined below) only those outstanding shares of the Corporation as to which the Eligible Stockholder possesses both:

(1)     the full voting and investment rights pertaining to the shares; and

(2)     the full economic interest in (including the opportunity for profit and risk of loss on) such shares;

provided that the number of shares calculated in accordance with clauses (A) and (B) shall not include any shares (1) purchased or sold by such Eligible Stockholder or any of its affiliates in any transaction that has not been settled or closed, (2) sold short by such Eligible Stockholder, (3) borrowed by such Eligible Stockholder or any of its affiliates for any purpose or purchased by such Eligible Stockholder or any of its affiliates pursuant to an agreement to resell or subject to any other obligation to resell to another person, or (4) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Eligible Stockholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of (x) reducing in any manner, to any extent or at any time in the future, such Eligible Stockholder’s or any of its affiliates’ full right to vote or direct the voting of any such shares, or (y) hedging, offsetting, or altering to any degree, gain or loss arising from the full economic ownership of such shares by such Eligible Stockholder or any of its affiliates.

An Eligible Stockholder “owns” shares held in the name of a nominee or other intermediary so long as the Eligible Stockholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. An Eligible Stockholder’s ownership of shares shall be deemed to continue during any period in which the Eligible Stockholder has delegated any voting power by means of a proxy, power of attorney, or other similar instrument or arrangement that is revocable at any time by the Eligible Stockholder. An Eligible Stockholder’s ownership of shares shall be deemed to continue during any period in which the Eligible Stockholder has loaned such shares, provided that the Eligible Stockholder has the power to recall such loaned shares on five business days’ notice and continues to own such shares through the date of the annual meeting. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the Corporation are “owned” for these purposes shall be determined by the Board of Directors.

(v)     No Eligible Stockholder shall be permitted to be in more than one group constituting a Nominating Stockholder, and if any Eligible Stockholder appears as a member of more than one group, it shall be deemed to be a member only of the group that has the largest ownership position as reflected in the Nomination Notice.

(d)     To nominate an Access Nominee, the Nominating Stockholder must deliver to the Secretary at the principal executive offices of the Corporation not less than 120 days or more than 150 days before the one-year anniversary of the date on which the Corporation first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting of stockholders, all of the following information and documents (collectively, the “Nomination Notice”); provided, however, that if the date of the annual meeting is advanced more than 30 days before or delayed by more than 30 days after such anniversary date, the Nomination Notice shall be given in the manner provided herein not earlier than (x) the 150th day before the scheduled date of the annual meeting and not later than (y) the later of the close of business on the 120th day before the scheduled date of the annual meeting or the 10th day following the date on which the public announcement of the scheduled date of the annual meeting is first made:

(i)     a Schedule 14N (or any successor form) relating to each Access Nominee, completed and filed with the SEC by the Nominating Stockholder, in accordance with SEC rules;

(ii)     a written notice, in a form deemed satisfactory by the Board of Directors, of the nomination of each Access Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Stockholder (including each group member):

(1)     the information required with respect to the nomination of directors by a stockholder pursuant to Section 2.3;

(2)     the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N;

(3)     a representation and warranty that the Nominating Stockholder acquired the securities of the Corporation in the ordinary course of business and did not acquire, and is not holding, any securities of the Corporation for the purpose or with the effect of influencing control or changing control of the Corporation;

(4)     a representation and warranty that each Access Nominee’s candidacy or, if elected, Board of Directors membership would not violate applicable state or federal law or the rules of any stock exchange on which the Corporation’s securities are traded;

(5)     a representation and warranty that such Access Nominee:

(A)     does not have any direct or indirect relationship with the Corporation that would cause the Access Nominee not to qualify as independent under the rules of the primary stock exchange on which the Corporation’s shares of common stock are traded or as a non-employee director under Rule 16b-3 (or any successor rule) under the Exchange Act;

(B)     is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933 or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of such Access Nominee; and

(C)     is not a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) and has not been convicted in a criminal proceeding within the past 10 years;

(6)     a representation and warranty that the Nominating Stockholder satisfies the eligibility requirements set forth in Section 2.13(c) and has provided evidence of ownership to the extent required by Section 2.13(c)(i);

(7)     a representation and warranty that the Nominating Stockholder intends to continue to satisfy the eligibility requirements described in Section 2.13(c) through the date of the annual meeting;

(8)     a representation and warranty that the Nominating Stockholder will not engage in or aid or abet a “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act (without reference to the exception in Section 14a-1(l)(2)(iv) of the Exchange Act) (or any successor rules) with respect to the annual meeting, other than with respect to an Access Nominee or any nominee of the Board of Directors;

(9)     a representation and warranty that the Nominating Stockholder will not use any proxy card other than the Corporation’s proxy card in soliciting stockholders in connection with the election of an Access Nominee at the annual meeting;

(10)     if desired, a Supporting Statement; and

(11)     in the case of a nomination by a group, the designation by all group members of one group member that is authorized to act on behalf of all group members with respect to matters relating to the nomination, including withdrawal of the nomination;

(iii)     an executed agreement, in a form deemed satisfactory by the Board of Directors, pursuant to which the Nominating Stockholder (including each group member) agrees:

(1)     to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election;

(2)     to file with the SEC any written solicitation or other communication with the Corporation’s stockholders relating to one or more of the Corporation’s directors or director nominees or any Access Nominee, regardless of whether any such filing is required under rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation;

(3)     to assume all liability (which shall be joint and several with respect to other group members if any) stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Stockholder or any of its Access Nominees (or those in active concert or participation with either) with the Corporation, its stockholders or any other person in connection with the nomination or election of directors, including, without limitation, the Nomination Notice;

(4)     to indemnify and hold harmless (which obligation shall be joint and several with respect to other group members if any) the Corporation and each of its current and former directors, officers, employees, agents and affiliates individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its current and former directors, officers, employees, agents and affiliates arising out of or relating to a failure or alleged failure of the Nominating Stockholder or any of its Access Nominees to comply with, or any breach or alleged breach of, its or their obligations, agreements or representations under this Section 2.13; and

(5)     if any information included in the Nomination Notice or any other communication by the Nominating Stockholder (including with respect to any group member) with the Corporation, its stockholders or any other person in connection with the nomination or election ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), or that the Nominating Stockholder (including any group member) has failed to continue to satisfy the eligibility requirements described in Section 2.13(c), to promptly (and in any event within 48 hours of discovering such misstatement, omission or failure) notify the Secretary of the Corporation and any other recipient of such communication of (i) the misstatement or omission in such previously provided information and of the information that is required to correct the misstatement or omission or (ii) such failure; and

(iv)     an executed agreement, in a form deemed satisfactory by the Board of Directors, by each Access Nominee:

(1)     to provide to the Corporation the information required with respect to the nomination of directors pursuant to Section 2.3 (which shall be provided within the period set forth in this Section 2.13(d) notwithstanding anything to the contrary set forth in Section 2.3);

(2)     to provide to the Corporation such other information and certifications as the Corporation may reasonably request; and

(3)     at the reasonable request of the Nominating and Governance Committee (or any successor committee or other committee with similar responsibilities), to meet with such committee to discuss matters relating to the nomination of such Access Nominee to the Board of Directors, including the information provided by such Access Nominee to the Corporation in connection with his or her nomination and such Access Nominee’s eligibility to serve as a member of the Board of Directors.

The information and documents required by this Section 2.13(d) to be provided by the Nominating Stockholder shall be (i) provided with respect to and executed by each group member, in the case of information applicable to group members; and (ii) provided with respect to the persons specified in Instruction 1 to Items 6(c) and (d) of Schedule 14N (or any successor item) in the case of a Nominating Stockholder or group member that is an entity. The Nomination Notice shall be deemed submitted on the date on which all the information and documents referred to in this Section 2.13(d) (other than such information and documents contemplated to be provided after the date the Nomination Notice is provided) have been delivered to or, if sent by mail, received by the Secretary of the Corporation.

(e)

(i)     Notwithstanding anything to the contrary contained in this Section 2.13, the Corporation may omit from its proxy statement any Access Nominee and any information concerning such Access Nominee (including a Nominating Stockholder’s Supporting Statement) if:

(1)     the Corporation receives a notice pursuant to Section 2.3 that a stockholder intends to nominate a candidate for director at the annual meeting, whether or not such notice is subsequently withdrawn or made the subject of a settlement with the Corporation;

(2)     the Nominating Stockholder or the designated lead group member, as applicable, or any Qualified Representative (as defined below) thereof, does not appear at the annual meeting of stockholders to present the nomination submitted pursuant to this Section 2.13, the Nominating Stockholder withdraws its nomination or the presiding officer of the annual meeting declares that such nomination was not made in accordance with the procedures prescribed by this Section 2.13 and shall therefore be disregarded;

(3)     the Board of Directors determines that such Access Nominee’s nomination or election to the Board of Directors would result in the Corporation violating or failing to be in compliance with the Certificate of Incorporation of this Corporation, these Bylaws or any applicable law, rule or regulation to which the Corporation is subject, including any rules or regulations of the primary stock exchange on which the Corporation’s shares of common stock are traded;

(4)     such Access Nominee was nominated for election to the Board of Directors pursuant to this Section 2.13 at one of the Corporation’s two preceding annual meetings of stockholders and either withdrew, became ineligible or received a vote of less than 25% of the shares of common stock entitled to vote for such Access Nominee; or

(5)     the Corporation is notified, or the Board of Directors determines, that the Nominating Stockholder has failed to continue to satisfy the eligibility requirements described in Section 2.13(c), any of the representations and warranties made in the Nomination Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), such Access Nominee becomes unwilling or unable to serve on the Board of Directors, or any material violation or breach occurs of the obligations, agreements, representations or warranties of the Nominating Stockholder or such Access Nominee under this Section 2.13.

To be considered a “Qualified Representative” of a stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by the stockholder to act for the stockholder as proxy at the annual meeting of stockholders, and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the annual meeting of stockholders.

(ii)     Notwithstanding anything to the contrary contained in this Section 2.13, the Corporation may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the Supporting Statement or any other statement in support of an Access Nominee included in the Nomination Notice, if the Board of Directors determines that:

(1)     such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading;

(2)     such information directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any person; or

(3)     the inclusion of such information in the proxy statement would otherwise violate the SEC proxy rules or any other applicable law, rule, regulation, or listing standard.

The Corporation may solicit against, and include in the proxy statement its own statement relating to, any Access Nominee.

(f)     Notwithstanding anything to the contrary set forth in Section 2.3, subject to the terms, conditions and limitations set forth in this Section 2.13, (i) this Section shall be an alternative means for a stockholder to nominate a person for election to the Board of Directors, and (ii) a person properly and validly nominated in accordance with this Section 2.13 shall be eligible for election to the Board of Directors.

Article III: Board of Directors

3.1.     General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law to be exercised or done by the stockholders.

3.2.     Number, Term and Qualifications of Directors.

(a)     Subject to any special right of the holders of any class or series of stock to elect directors and the Certificate of Incorporation, the number of directors shall be fixed from time to time exclusively by resolution of the Board of Directors.

(b)     Except as provided in Section 3.3 of these Bylaws, each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.

(c)     Directors need not be stockholders to be qualified for election or service as a director of the Corporation.

3.3.     Removal; Resignation. Any director or the entire Board of Directors may be removed from office by the stockholders of the Corporation by the affirmative vote of the holders of at least a majority of the shares then entitled to vote at an election of directors. Any director may resign at any time upon notice given in writing or by electronic transmission to the chair of the Board of Directors, the chief executive officer, the president or the secretary of the Corporation. A resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. A resignation that is conditioned upon the director failing to receive a specified vote for re-election as a director may provide that it is irrevocable.

3.4.     Newly Created Directorships and Vacancies. Except as otherwise required by law, newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class and vacancies resulting from any cause may be filled exclusively by a majority vote of the directors then in office, though less than a quorum, or by a sole remaining director. Directors so chosen shall hold office until the next election of directors and until the director’s successor shall have been duly elected and qualified.

3.5.     Regular Meetings. Regular meetings of the Board of Directors shall be held at the place, on the date and at the time as shall have been established by the Board of Directors and publicized among all directors. A notice of a regular meeting the date of which has been so publicized shall not be required.

3.6.     Special Meetings. Special meetings of the Board of Directors may be called by the chair of the Board of Directors, the chief executive officer, the president or the majority of the directors then in office and shall be held at the place, on the date, and at the time as they or he or she shall fix. Notice of the place, date, and time of each special meeting shall be given to each director either (a) by mailing written notice not less than five days before the meeting or (b) by telephone, facsimile or electronic transmission of the same not less than 24 hours before the meeting, directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, as the case may be, as shown on the Corporation’s records. Unless otherwise stated in the notice thereof, any and all business may be transacted at a special meeting.

3.7.     Quorum. At any meeting of the Board of Directors, a majority of the total then authorized number of directors shall constitute a quorum for all purposes. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date or time, without further notice or waiver thereof, other than announcement at the meeting of the time and place for the adjourned meeting. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

3.8.     Participation in Meetings by Conference Telephone or Other Communications Equipment. Members of the Board of Directors, or of any committee thereof, may participate in a meeting of the Board or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other and such participation shall constitute presence in person at the meeting.

3.9.     Conduct of Business. At any meeting of the Board of Directors, business shall be transacted in the order and manner as the Board may from time to time determine, and all matters shall be determined by the vote of a majority of the directors present, except as otherwise provided in these Bylaws or as required by law. The Board of Directors may take action without a meeting if all members thereof consent thereto in writing or by electronic transmission (including, without limitation, email), and the writing or writings or transmission or transmissions are filed with the minutes of proceedings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Article IV: Committees

4.1.     Committees of the Board of Directors. The Board of Directors may from time to time designate committees of the Board, with such lawfully delegable powers and duties as it thereby confers, to serve at the pleasure of the Board and shall, for any designated committee, elect a director or directors to serve as the member or members, designating, if it desires, other directors as alternate members who may replace any absent or disqualified member at any meeting of the committee. Each member of a committee or alternate member must meet the requirements for membership, if any, imposed by law and the rules and regulations of any securities exchange or quotation system on which the securities of the Corporation are listed or quoted for trading.

4.2.     Conduct of Business. Each committee shall keep such records and report to the Board of Directors in such manner as the Board of Directors may from time to time determine. Except as the Board of Directors may otherwise determine, any committee may make rules for the conduct of its business. Unless otherwise provided in a resolution of the Board of Directors or in rules adopted by the committee, each committee shall conduct its business as nearly as practical in the same manner as provided in these Bylaws for the Board of Directors.

Article V: Officers

5.1.     Generally. The officers of the Corporation shall be a president and secretary. The Corporation may also have, at the discretion of the Board of Directors, a chair of the Board of Directors, a chief executive officer, a chief financial officer, one or more vice presidents, one or more assistant vice presidents, one or more assistant secretaries, and any officers as may from time to time be appointed by the Board of Directors. Any number of offices may be held by the same person.

5.2.     Election; Term of Office. Officers shall be elected by the Board of Directors. Each officer shall hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. The Board of Directors may remove any officer of the Corporation at any time, with or without cause. Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any vacancy occurring in any office of the Corporation may be filled by the Board of Directors.

5.3.     Chair of the Board of Directors. The chair of the Board of Directors, if any, shall be a member of the Board of Directors, and shall preside at all meetings of stockholders and the Board of Directors. The chair of the Board of Directors shall have the other powers and duties as may be delegated from time to time by the Board of Directors. Unless otherwise specifically determined by the Board of Directors or otherwise required by law, the chair of the Board of Directors shall possess the same power as the chief executive officer to sign all contracts, certificates and other instruments of the Corporation which may be authorized by the Board of Directors. The chair of the Board of Directors shall be responsible, in consultation with the chief executive officer, for setting an agenda for each meeting of the Board of Directors.

5.4     Chief Executive Officer. The chief executive officer shall have authority to (a) act as the Corporation’s general manager and, subject to the control of the Board of Directors, have general supervision, direction and control of the business and affairs of the Corporation; and (b) affix the signature of the Corporation to all deeds, conveyances, mortgages, guarantees, leases, obligations, bonds, certificates and other papers and instruments in writing which have been authorized by the Board of Directors; to sign certificates for shares of stock of the Corporation; and, subject to the direction of the Board of Directors, to have general charge of the property of the Corporation and to supervise and direct all officers, agents and employees of the Corporation.

5.5.     President. The president shall be the chief executive officer of the Corporation unless the Board of Directors shall have designated another officer as the chief executive officer of the Corporation. Subject to the provisions of these Bylaws and to the direction of the Board of Directors, and subject to the supervisory powers of the chief executive officer (if the chief executive officer is an officer other than the president), and subject to such supervisory powers and authority as may be given by the Board of Directors to the chair of the Board of Directors, and/or to any other officer, the president shall have the responsibility for the general management and the control of the business and affairs of the Corporation and the general supervision and direction of all of the officers, employees and agents of the Corporation (other than the chief executive officer, if the chief executive officer is an officer other than the president) and shall perform all duties and have all powers that are prescribed from time to time by the Board of Directors.

5.6.     Vice President. Each Vice President shall have the powers and duties as may be delegated to him or her by the Board of Directors, the chief executive officer or the president.

5.7     Chief Financial Officer. The chief financial officer shall be the principal financial and accounting officer of the Corporation. The chief financial officer shall have general direction of and supervision over the financial and accounting affairs of the Corporation. The chief financial officer shall render to the chief executive officer and the Board of Directors, at regular meetings of the Board of Directors, or whenever they may require it, an account of the financial condition of the Corporation. The chief financial officer shall have such other powers and perform such other duties as may be prescribed from time to time by the Board of Directors, the chief executive officer or the president.

5.8.     Secretary. The Secretary shall issue all authorized notices for, and shall keep minutes of, all meetings of the stockholders and the Board of Directors. He or she shall have charge of the corporate books and shall have such other powers and perform such other duties as may be prescribed from time to time by the Board of Directors, the chief executive officer or the president.

5.9.     Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any provision hereof.

5.10.     Action with Respect to Securities of Other Corporations. Unless otherwise directed by the Board of Directors, the chief executive officer, president or any officer of the Corporation authorized by the chief executive officer or president shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders or equity holders of any other corporation or entity in which this Corporation may hold securities and otherwise to exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in the other corporation or entity.

Article VI: Stock

6.1.     Certificates of Stock. The Board of Directors may authorize the issuance of stock either in certificated or in uncertificated form. If stock is issued in certificated form, each stockholder shall be entitled to a certificate signed by, or in the name of the Corporation by, (a) the chair of the Board of Directors, the chief executive officer, president or a vice president, and (b) by the chief financial officer, secretary or an assistant secretary, certifying the number of shares owned by him or her. Any or all of the signatures on the certificate may be by facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. Each certificate will include any legends required by law or deemed necessary or advisable by the Board of Directors.

6.2.     Transfers of Stock. Transfers of stock shall be made only upon the transfer books of the Corporation kept at an office of the Corporation or by transfer agents designated to transfer shares of the stock of the Corporation. If such stock is certificated, and except where a certificate is issued in accordance with Section 6.3 of these Bylaws, an outstanding certificate or certificates for the number of shares involved shall be surrendered for cancellation before a new certificate is issued therefor, with an assignment and power of transfer endorsed thereon or attached thereto, duly executed, and with such proof of the validity and authenticity of the signature as the Corporation or its agents may reasonably require.

6.3.     Lost, Stolen or Destroyed Certificates. In the event of the loss, theft, or destruction of any certificate of stock, another may be issued in its place upon production of such evidence of such loss, theft, or destruction and on delivery to the Corporation of a bond of indemnity in such amount, upon such terms and secured by such surety, as the Board of Directors or any financial officer of the Corporation may in its or his or her discretion require.

6.4.     Dividends. The Board of Directors, subject to any restrictions required by law, may declare and pay dividends upon the shares of the Corporation’s capital stock. Dividends may be paid in cash, in property, or in shares of the Corporation’s capital stock. The Board of Directors may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include, but not be limited to, equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

6.5.     Record Date.

(a)     In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders, or to receive payment of any dividend or other distribution or allotment of any rights or to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may, except as otherwise required by law, fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted and which record date shall not be more than 60 nor less than 10 days before the date of any meeting of stockholders, nor more than 60 days prior to the time for the other action described above; provided, however, that if no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, and, for determining stockholders entitled to receive payment of any dividend or other distribution or allotment of rights or to exercise any rights of change, conversion or exchange of stock or for any other purpose, the record date shall be at the close of business on the day on which the Board of Directors adopts a resolution relating thereto.

(b)     A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

6.6.     Record Owners. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by law.

Article VII: Notices

7.1.     Notices. Whenever written notice is required by law to be given to any director or stockholder, such notice may be given by mail, addressed to such director or stockholder, at such person’s address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed given when deposited in the United States mail. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in the DGCL.

7.2.     Waivers. A written waiver of any notice, signed by a stockholder or director, or a waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in the waiver. Attendance at any meeting shall constitute waiver of notice except attendance for the sole purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

Article VIII: Miscellaneous

8.1.     Corporate Seal. The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board of Directors.

8.2.     Fiscal Year. The fiscal year of the Corporation shall be as fixed by the Board of Directors.

Article IX: Indemnification

9.1     Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation. Subject to Section 9.3, the Corporation shall indemnify, to the fullest extent authorized or permitted by applicable law as it exists on the date hereof or as it may hereafter be amended, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a “Proceeding”) (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (collectively, “Another Enterprise”), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

9.2     Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation. Subject to Section 9.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any Proceeding by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of Another Enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

9.3     Authorization of Indemnification. Any indemnification under this Article IX (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case following the final disposition of any Proceeding and upon a determination that indemnification of the present or former director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 9.1 or Section 9.2, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such Proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any Proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

9.4     Indemnification by a Court. Notwithstanding any contrary determination in the specific case under Section 9.3, and notwithstanding the absence of any determination thereunder, any director or officer may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Section 9.1 or Section 9.2 and for advancement of expenses to the extent otherwise permissible under Section 9.5. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 9.1 or Section 9.2, as the case may be. Neither a contrary determination in the specific case under Section 9.3 nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification or advancement of expenses pursuant to this Section 9.4 shall be given to the Corporation promptly upon the filing of such application. If successful in whole or in part in any suit brought pursuant to this Section 9.4, or in a suit brought by the Corporation to recover an advancement of expenses (whether pursuant to the terms of an undertaking or otherwise), the person seeking to enforce a right to indemnification or an advancement of expenses hereunder or the person from whom the Corporation sought to recover an advancement of expenses, as the case may be, shall be entitled to be paid by the Corporation the reasonable expenses (including attorneys' fees) of prosecuting or defending such suit.

9.5      Expenses Payable in Advance. Expenses (including attorneys’ fees) incurred by a director or officer in defending any Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article IX. Such expenses (including attorneys’ fees) incurred by former directors and officers may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.

9.6     Nonexclusivity of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, these Bylaws, or any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Section 9.1 and Section 9.2 shall be made to the fullest extent permitted by law. The provisions of this Article IX shall not be deemed to preclude the indemnification of any person who is not specified in Section 9.1 or Section 9.2 but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

9.7     Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of Another Enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article IX.

9.8     Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

9.9     Limitation on Indemnification. Notwithstanding anything contained in this Article IX to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 9.4), the Corporation shall not be required to indemnify, or advance expenses to, any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a Proceeding (or part thereof) initiated by such person, whether initiated in such person's capacity as a director or officer or in any other capacity, or in defending any counterclaim, cross-claim, affirmative defense, or like claim of the Corporation in such Proceeding (or part thereof), unless the initiation of such Proceeding (or part thereof) by such person was authorized or consented to by the Board of Directors of the Corporation.

9.10     Indemnification of Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article IX to directors and officers of the Corporation.

9.11     Effect of Amendment. No amendment to, or modification or repeal of, this Article IX, or the adoption of any provision of these Bylaws inconsistent with this Article IX, shall adversely affect any right or protection of any person existing hereunder with respect to any act or omission occurring prior to such amendment, modification, repeal or adoption of an inconsistent provision.

9.12     Certain Definitions. For purposes of this Article IX, references to the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of Another Enterprise, shall stand in the same position under the provisions of this Article IX with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

Article X: Amendments

In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to make, alter, amend and repeal these Bylaws subject to the power of the stockholders of the Corporation to alter, amend or repeal the Bylaws; provided, however, that, with respect to the powers of stockholders to make, alter, amend and repeal the Bylaws, notwithstanding any other provision of these Bylaws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the stockholders of any particular class or series of the Corporation required by law, these Bylaws or any preferred stock of the Corporation, the affirmative vote of the holders of at least 66-2/3 percent of the voting power of all of the then-outstanding shares entitled to vote generally in the election of directors, voting together as a single class, shall be required to make, alter, amend or repeal any provisions of these Bylaws.

Article XI: Severability

 If any provision (or any part thereof) of these Bylaws shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of these Bylaws (including, without limitation, each portion of any section of these Bylaws containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of these Bylaws (including, without limitation, each such portion containing any such provision held to be invalid, illegal or unenforceable) shall be construed for the benefit of the Corporation to the fullest extent permitted by law so as to (a) give effect to the intent manifested by the provision held invalid, illegal or unenforceable, and (b) permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service.

25